Exhibit 8.1

September 1, 2023

Wheeler Real Estate Investment Trust, Inc.

2529 Virginia Beach Blvd.

Suite 200

Virginia Beach, Virginia 23452

Re:	Wheeler Real Estate Investment Trust, Inc. – REIT Opinion

Ladies and Gentlemen:

We have acted as federal tax counsel to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with the Company’s filing of the registration statement on Form S-11, Registration No. 333-______, dated September 1, 2023, as amended through the date hereof (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”). We understand that after September 21, 2023, each holder of the Company’s Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) will have the right, at the option of such holder, to require the Company to redeem any or all of such holder’s shares of the Series D Preferred Stock (a “Redemption”). As consideration for a Redemption, the Company may distribute to the redeeming holder cash, equal value of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), or any combination thereof, at the Company’s option. We also understand that notwithstanding the right of each holder of Series D Preferred Stock to require a Redemption, the Series D Preferred Stock is convertible into Common Stock at any time before or after September 21, 2023, at the option of the holder (the “Conversion”). We understand that, under the Registration Statement, the Company is registering shares of Common Stock issuable upon each Redemption or Conversion. In connection with the registration of the shares of Common Stock, we are delivering to you our opinion as to certain matters related to the qualification of the Company as a real estate investment trust (a “REIT”) within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We have reviewed certain documents (collectively, the “Documents”) that we have deemed necessary or appropriate as a basis for our opinions, including without limitation, (i) the organizational documents of the Company, (ii) the certificate, dated as of the date hereof, executed by a duly appointed officer of the Company setting forth certain factual representations (the “Officer’s Certificate”), and (iii) certain schedules, memoranda, financial information, and such other records and documents, as we have deemed relevant or appropriate.

Williams Mullen Center | 200 South 10th Street, Suite 1600 Richmond, VA 23219 | P.O. Box 1320 Richmond, VA 23218

T 804.420.6000 F 804.420.6507 | williamsmullen.com | A Professional Corporation

Wheeler Real Estate Investment Trust, Inc.

September 1, 2023

Qualifications and Limitations

We have based our opinions on the correctness of the following specific assumptions:

1. The Company, at all times, has been, and will continue to be, operated in accordance with the laws of the State of Maryland in the manner described in its organizational documents;

2. The board of directors of the Company has not revoked or otherwise terminated, and will not exercise its discretion under the charter of the Company and applicable law to authorize the Company to revoke or otherwise terminate, its REIT election pursuant to Section 856(g) of the Code;

3. Each of the statements made in the Officer’s Certificate is true, correct, and complete without regard to any qualification as to knowledge or belief, and the Officer’s Certificate has been executed by the appropriate and authorized officer of the Company;

4. Each of the Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended in any material respect;

5. The transactions contemplated by the Documents will be consummated in accordance with the terms thereof;

6. Any Documents that have not yet been executed will be finalized in substantially the same form as the versions that we have reviewed; and

7. Each Redemption and Conversion (and any other transactions in connection therewith) as set forth in the Documents will be consummated in accordance with the terms of the Documents.

Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or in the Documents. Consequently, we have relied on representations that the information presented in the Documents accurately and completely describes all material facts. No facts have come to our attention that would cause us to question the accuracy or completeness of the factual representations in the Documents. We have also assumed the correctness of the factual and legal matters set forth in the prior legal opinion letter received by the Company from Goodwin Proctor LLP to the effect that the Company’s recently acquired subsidiary REIT, Cedar Realty Trust, Inc. (“Cedar Realty”), satisfied the requirements for qualification and taxation as a REIT for the taxable year ended December 31, 2021, and for all prior taxable periods.

Wheeler Real Estate Investment Trust, Inc.

September 1, 2023

For purposes of our opinions, we have not investigated or verified the accuracy of any of the representations, statements and covenants in the Documents or our assumptions or the ability of the Company and its subsidiaries to operate in compliance with such representations, statements or covenants or our assumptions. Differences between the actual ownership and operations of such entities and the prior, proposed and intended ownership and method of operations described in the Documents or our assumptions could result in U.S. federal income tax treatment of the Company that differs materially and adversely from the treatment described herein.

Our opinions represent our evaluation of statutory, regulatory, judicial, and administrative authorities existing as of the date hereof, any of which are subject to change at any time, potentially with retroactive effect. We undertake no responsibility to advise you of any legal developments arising after the date hereof or to supplement or otherwise revise our opinions to reflect any such developments.

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue should be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend, in part, on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute that may arise in the future.

In rendering our opinions, we also have relied upon the Code and the Treasury regulations promulgated thereunder, published rulings of the Internal Revenue Service (the “IRS”), and other interpretations of the Code and the Treasury regulations by the courts and the IRS, all as they exist and are in effect as of the date hereof. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time; and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. We undertake no responsibility to advise you of any factual developments arising after the date hereof or to supplement or otherwise revise our opinions to reflect any such developments.

Our opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues raising under the tax laws of any other country, or any state or locality.

Our opinions are not binding on the IRS or any court, and there is no assurance or guarantee that the IRS or a court will agree with our conclusions.

Our opinions do not preclude the possibility that the Company may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that, if certain requirements are satisfied, would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT. Utilizing such savings provisions could require the Company to pay significant penalties or excise taxes and/or interest charges and/or make additional distributions to shareholders that the Company otherwise would not make.

Wheeler Real Estate Investment Trust, Inc.

September 1, 2023

Opinions

Based on the foregoing and subject to the limitations contained in this letter, we are of the opinion that:

1. commencing with its taxable year ended December 31, 2012, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

2. the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

As described in the Registration Statement, qualification of the Company as a REIT will depend upon the satisfaction by the Company, through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT. Accordingly, no assurance can be given that the actual results of the Company’s operations for any taxable year will satisfy all such requirements. We do not undertake to monitor whether the Company actually will satisfy the various qualification tests.

We are providing this opinion letter to you solely in connection with the Registration Statement. This opinion letter speaks only as of the date hereof. Our opinions are limited to the matters expressly stated herein; no further opinion is implied or may be inferred beyond such matters. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ WILLIAMS MULLEN